EXHIBIT 10.1


                                HEALTHOLOGY, INC.

              FIRST AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                 August 1, 2000


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                                Table of Contents
                                                                            Page

                                   SECTION I.
              Restrictions on Transferability; Registration Rights

1.1.     Certain Definitions..................................................1
1.2.     Demand Registration..................................................3
1.3.     Company Registration.................................................5
1.4.     Form S-3 Registration................................................6
1.5.     Expenses of Registration.............................................7
1.6.     Registration Procedures..............................................7
1.7.     Indemnification......................................................9
1.8.     Information by Holder...............................................10
1.9.     Rule 144 Reporting..................................................10
1.10.    Transfer of Registration Rights.....................................11
1.11.    Standoff Agreement..................................................11

                                   SECTION II.
                              Participation Rights

2.1.     Investors' Participation Rights for New Securities
         Issued by the Company...............................................12
2.2.     Assignment..........................................................14
2.3.     Termination of Participation Rights.................................14

                                  SECTION III.
                      Affirmative Covenants of the Company

3.1.     Approval of Certain Transactions by Investors.......................14
3.2.     Financial Information...............................................15
3.3.     Financial Information Following a Public Offering...................16
3.4.     Assignment of Rights to Financial Information.......................16
3.5.     Insurance...........................................................16
3.6.     Definition of Investor..............................................16
3.7.     Reserved Employee Shares............................................16
3.8.     Voting Rights Regarding Election of Directors.......................16
3.9.     Election of Chief Medical Officer...................................17
3.10.    Notification of Issuance of Securities..............................17
3.11.    Termination of Certain Covenants....................................17
3.12.    Public Disclosures..................................................18

                                   SECTION IV.
                                  Miscellaneous

4.1.     Governing Law.......................................................18
4.2.     Third Parties.......................................................18
4.3.     Survival............................................................18
4.4.     Successors and Assigns..............................................18
4.5.     Entire Agreement; Amendment.........................................18
4.6.     Rights of Holders...................................................18
4.7.     Notices, Etc........................................................19
4.8.     Delays or Omissions.................................................19
4.9.     Counterparts........................................................19
4.10.    Severability of this Agreement......................................19
4.11.    Attorneys' Fees.....................................................19
4.12.    Termination of Existing Investor's Rights Agreement.................20
4.13.    Further Assurances..................................................20
4.14.    Certain Terms.......................................................20
4.15.    WAIVER OF JURY TRIAL................................................20
4.16.    Remedies............................................................20



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                           FIRST AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT


         THIS FIRST AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the "Agreement") is entered into as of the 3rd day of August, 2000, among HEALTHOLOGY, INC., a Delaware corporation (the "Company"), with principal offices located at 349 Broadway, 4th Floor, New York, NY 10013, Le@p Technology, Inc. ("Leap") and Communicade, Inc. ("Communicade," and collectively with Leap, the "Investors").

                                    RECITALS


         A. WHEREAS, the Company and Communicade are entering into a Series B Preferred Stock Purchase Agreement dated of even date herewith (the "Series B Agreement") pursuant to which the Company shall sell, and Communicade shall acquire, shares of the Company's Series B Convertible Voting Preferred Stock (the "Series B Preferred");

         B.  WHEREAS, Leap and the Company are parties to a certain
Investor's Rights Agreement, dated March 1, 2000 (the "Existing Investor's Rights Agreement") and the amendment and restatement of the Existing Investor's Rights Agreement is a condition to the closing of the transactions contemplated by the Series B Agreement; and

         C. WHEREAS, the Investors and the Company desire that the transactions contemplated by the Series B Agreement be consummated.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                                   SECTION I

              Restrictions on Transferability; Registration Rights

         1.1. Certain Definitions. All capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Series B Agreement. The following terms shall have the following respective meanings:

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean the Company's common stock, par value $.01 per share.

         "Conversion Shares" shall mean the Common Stock issued or issuable upon conversion of the Shares.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.


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         "Holder" shall mean a holder of Registrable Securities, whether that person is one of the Investors or any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with
Section 1.10 hereof.

         "Initiating Holders" shall mean (i) either or both of the Investors or
(ii) transferees of the Investors under Section 1.10 hereof who, with respect to clause (ii), in the aggregate are Holders of not less than fifty percent (50%) of the Registrable Securities then outstanding attributable to the particular series of preferred stock (Series A Preferred or Series B Preferred) owned by the Holders.

         "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "Registrable Securities" shall mean (i) the Conversion Shares; (ii) any shares of capital stock issued to Leap pursuant to Section 3.8(b) hereof and
(iii) any Common Stock issued or issuable in respect of the Shares or Conversion Shares or other securities issued or issuable with respect to the Shares or Conversion Shares upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Shares or Conversion Shares (excluding any securities issued pursuant to an acquisition); provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

         "Restricted Securities" shall mean the securities of the Company required to bear the legends referred to in Section 3.2 of the First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement").

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for any Holder.

         "Shares" shall mean the shares of the Company's Series A Convertible Voting Preferred Stock (the "Series A Preferred") and Series B Preferred.

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1.2.     Demand Registration.

     (a) Request for Registration. If at any time after the earlier of six months following the Company's initial public offering and the date which is three years from the Closing Date, an Initiating Holder requests (in writing) that the Company file a Registration Statement, provided that the reasonably anticipated aggregate proceeds in a public offering would exceed $15.0 million if such offering would constitute the Initial Public Offering (as defined below) by the Company and $7.5 million in all other cases (prior to payment of Selling Expenses), the Company will:

     (i) promptly give written notice of the proposed registration to all other Holders; and

     (ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such written request, effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within thirty (30) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

     (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

     (2) During the ninety (90) day period following the effective date of the first public offering of the Common Stock (or other securities) of the Company to the general public which is effected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act (the "Initial Public Offering");

     (3) If the Company shall deliver notice to the Holders of the Registrable Securities within ten (10) days of any registration request of its good faith intent to file a registration statement for the Initial Public Offering within ninety (90) days, together with evidence reasonably satisfactory to the Holders of the Registrable Securities that an underwriter has been engaged in connection with such Initial Public Offering; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

     (4) After the Company has effected three (3) such registrations pursuant to this subparagraph 1.2(a) and such registrations have been declared or ordered effective and the Company has otherwise complied with its obligations under

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Section 1.6 hereof with respect to such registrations; provided, however, that for purposes of this subclause (4), the holders of Series A Preferred (including holders of Common Stock issued upon conversion of the Series A Preferred) and the holders of the Series B Preferred (including holders of Common Stock issued upon conversion of the Series B Preferred) shall each have the right to initiate at least one (1) such effected registration and neither shall have the right to initiate more than two (2) such effected registrations.

     (5) If the Company shall furnish to such Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board of Directors it would be reasonably likely to cause any event or condition of any character which would have a material adverse effect on the business, operations, assets, condition (financial or otherwise), liabilities, earnings or prospects of the Company (a "Material Adverse Effect") for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not utilize such right in this Section 1.2 more than once in any twelve (12) month period.

         Subject to the foregoing clauses (1) through (5), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

     (b) Underwriting. In the event that a registration pursuant to Section 1.2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.2(a)(i). The right of any Holder to registration pursuant to Section 1.2 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.2 and the inclusion of such Holder's Registrable Securities in the underwriting, to the extent requested, to the extent provided herein. Notwithstanding the foregoing, the Initiating Holders seeking registration may (i) determine whether or not an offering pursuant to this section will be underwritten and (ii) if underwritten, who the managing underwriter will be.

         The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any

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Holder to the nearest 100 shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

1.3.     Company Registration.

     (a) Notice of Registration. If, following the Company's Initial Public Offering, at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

     (i) promptly give to each Holder written notice thereof; and

     (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder.

     (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to
Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require the elimination or a limitation of the shares to be underwritten, the managing underwriter may choose to limit the number of Registrable Securities to be included in such offering by Holders to a minimum of 20% of the total shares to be included in such underwriting; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any limit on the number of Registrable Securities to be included in the registration and underwriting will be done so on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities) entitled to registration pursuant to registration rights granted by the Company. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

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1.4.     Form S-3 Registration.


     (a) In case the Company shall receive from any Holder or Holders who hold the Company's Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

     (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

     (ii) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company. The Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4 if: (1) Form S-3 is not available for the Company; (2) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,500,000; (3) the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of the Company it would have a Material Adverse Effect on the Company for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12 month period; (4) the Company has already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4 within six months prior to the Company's receipt of the request of the Holder or Holders under this Section
1.4. In addition, the Company will not be obligated to effect any such registration in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     (b) If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a)(i). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.2(b)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such

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underwriting by a majority in interest of the Holders. Notwithstanding any other provision of this Section 1.4, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of Registrable Securities shall not be reduced unless all other securities are excluded from the underwriting.

     (c) Subject to the foregoing, the Company shall file a registration statement on Form S-3 or any successor form thereof covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders and use its best efforts to keep such registration statement effective until the Registrable Securities are sold or for six months, whichever comes first. Registrations effected pursuant to this Section 1.4 shall not be deemed to be demands for registration or registrations effected pursuant to Section 1.2 or 1.3, respectively.

     1.5. Expenses of Registration. All Registration Expenses associated with or incurred in connection with any registration pursuant to Sections 1.2, 1.3 and
1.4 shall be borne by the Company, provided that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Section 1.2, the request of which has been subsequently withdrawn by the Initiating Holders, unless the Investors mutually agree to forfeit their right to one demand registration under Section 1.2. In such case as the Holders are responsible for such Registration Expenses, (i) the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered, and (ii) the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.2(a) of this Agreement. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said Registration Expenses. In such case, the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.2(a) of this Agreement. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses incurred in connection with any registration pursuant to this Section 1 shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

     1.6. Registration Procedures. In the case of each registration by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

     (a) Prepare and file with the Commission a registration statement (and amendments and supplements thereto) with respect to such securities and use its best efforts to cause such registration statement (and amendments and supplements thereto) to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

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     (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

     (c) Use commercially reasonable efforts to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

     (d) In the event of any underwritten public offering, enter into and perform all its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

     (e) Immediately notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing;

     (f) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

     (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

     (h) Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this
Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and
(ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

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     1.7. Indemnification.

     (a) The Company will indemnify each Holder of Registrable Securities included in a registration pursuant to this Agreement, each of its officers, directors, partners, employees, advisors, affiliates and brokers and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to each registration effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers, directors, partners, employees, advisors, affiliates and brokers and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein.

     (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, severally and not jointly and in proportion to the number of Registrable Securities included by each Holder in such registration, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be

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specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this Section 1.7(b) shall be limited to an amount equal to the net proceeds of the shares sold by such Holder, unless such liability arises out of or is based on the willful misconduct by such Holder.

     (c) Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 1 unless and to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     (d) The obligations of the Company and the Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, including the termination of this Agreement.

     1.8. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

     1.9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration or pursuant to a registration on Form S-3, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

     (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

     (c) So long as the Investors own any Restricted Securities, to furnish to the Investors forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investors may reasonably request in availing themselves of any rule or regulation of the Commission allowing the Investors to sell any such securities without registration; and

     (d) Take such actions as are necessary to enable the Holders to utilize Form S-3 pursuant to Section 1.4 for the sale of Registrable Securities.

     1.10. Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Investors under Section 1 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by either Investor (together with any affiliate); provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) written notice of such assignment is given to the Company, and (c) such transferee or assignee (i) is a wholly-owned subsidiary, affiliate or constituent partner (including limited partners, retired partners, spouses and ancestors, lineal descendants and siblings of such partners) (ii) is a family member or trust for the benefit of such Investor or the spouse (who acquire Registrable Securities by gift, will or intestate succession) of such Investor, or (iii) acquires from such Investor at least 150,000 shares of Registrable Securities (as appropriately adjusted for stock splits and the like).

     1.11. Standoff Agreement. Each Holder agrees in connection with the initial public offering of the Company's securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) that, upon request of the Company and its underwriters managing any underwritten offering of the Company's securities to enter into an agreement, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company and such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be reasonably requested by the Company or such managing underwriters; provided, that (i) the officers and directors of the Company who own stock of the Company also agree to such restrictions and (ii) the holders of the Company's securities with registration rights similar to those granted in Sections 1.2, 1.3 and 1.4 herein also agree to, or are bound by, such restrictions.

     1.12. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such securities are entitled to be included in registrations only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included.

                                   SECTION II.

                               Participation Right

     2.1. Investors' Participation Right for New Securities Issued by the
Company.


     (a) Participation Right. The Company hereby grants to each Investor the right of participation to purchase its Pro Rata Portion of any New Securities (as defined in subsection 2.1(b)) which the Company may, from time to time, propose to sell and issue. Each Investor's "Pro Rata Portion" for purposes of this Section 2.1 is the ratio that (x) the sum of the number of shares of the Company's Common Stock then held by such Investor and the number of shares of the Company's Common Stock issuable upon conversion of the preferred stock then held by such Investor bears to (y) the sum of the total number of shares of Company's Common Stock then outstanding and the number of shares of the Company's Common Stock issuable upon conversion of the then outstanding securities, including preferred stock, then exercisable for or convertible into, directly or indirectly, shares of Common Stock.

     (b) Definition of New Securities. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including, without limitation, Common Stock and preferred stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include (i) the Shares or the Conversion Shares, (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or shares or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor corporation, (iv) up to 2,600,000 shares of Common Stock reserved for issuance pursuant to options, warrants and other awards granted or issued (or to be granted or issued) under the Company's Non-Qualified Stock Option Plan (the "Plan") (of which 1,619,710 shares of Common Stock underlie currently issued options, warrants or other awards), provided that such number of reserved shares of Common Stock may be increased after the Closing Date by a majority vote of the Board of Directors, so long as such increase is also approved by the Holders of at least 66 2/3% of the Shares;
(v) shares of the Company's Common Stock issued (or options, warrants, or similar rights issued) in connection with agreements to license technology or agreements to provide sponsored research if and to the extent that such issuance is approved by a majority of the members of the Company's Board of Directors, including at least one of the directors designated by Leap and one of the Directors designated by Communicade (vi) stock issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that the Company shall have complied with the right of participation established by this Section 2.1 with respect to the initial sale or grant by the Company of such rights or agreements, (vii) stock issued in connection with any stock split, stock dividend or recapitalization by the

Company, (viii) stock issued pursuant to Section 3.8(b) hereof, (ix) the 60,000 shares of Common Stock to be issued to DHR International ("DHR") in lieu of cash consideration for services rendered pursuant to the letter agreement between DHR and the Company, (x) the warrants to purchase 225,000 shares of Series B Preferred issued to Benedetto, Gartland & Company, Inc. in connection with this transaction, (xi) the warrants to purchase 500,000 shares of Common Stock issued to Franco Foti and Janice Lazo or (xii) the issuance of any shares of Common Stock or preferred stock of the Company (including securities of any type whatsoever that are, or may become, convertible into shares of Common Stock or preferred stock), including rights, options or warrants to purchase shares of Common Stock or preferred stock, where the consideration received in any one transaction is $100,000 or less (and the number of shares of Common Stock or preferred stock or other securities exercisable or convertible into Common Stock or preferred stock does not exceed 100,000 shares), up to an aggregate issuance of $500,000 worth of such capital stock in any one year period (and the number of shares of Common Stock or preferred stock or other securities exercisable or convertible into Common Stock or preferred stock does not exceed 500,000 shares). Notwithstanding the foregoing, Communicade shall have the right to participate in the issuance of any securities with respect to (xii) above.

     (c) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investors at least thirty (30) days prior written notice (sixty (60) days prior written notice if such transaction involves the sale and issuance of more than 25% of the Company's equity securities) of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The Investors shall have twenty (20) days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in subsection 2.1(a)), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Notwithstanding the foregoing, in the event that the Company is to sell and issue more than 25% of its equity securities in any one transaction, Leap's Super-Voting Right, as defined below, will remain in effect for an additional thirty (30) day period following the sixty (60) days prior written notice set forth above.

     (d) Exercise of Right. If either Investor exercises its right of participation hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within sixty
(60) calendar days after the Investor gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations. Upon exercise of such right of first refusal, the Company and the Investor shall be legally obligated to consummate the purchase contemplated thereby, subject to customary standard closing conditions, and shall use their best efforts to secure any approvals required in connection therewith.

     (e) Lapse and Reinstatement of Right. In the event either Investor fails to exercise the right of participation provided in this Section 2.1 within the periods specified in 2.1(c) and 2.1(d), the Company shall have forty-five (45) days thereafter to sell or enter into an agreement with the purchaser thereof (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the date of said agreement) to sell the New Securities not elected to be purchased by the Investors at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into such an agreement to sell the New Securities within said forty-five (45) day period (or sold and issued New Securities in accordance with the foregoing within forty-five (45) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

     (f) Valuation of Property. Should the purchase price specified in the notice be payable in property other than cash or evidences of indebtedness, the Investors shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Investors and the Company cannot agree on such cash value within fifteen (15) days after the receipt of notice, the valuation shall be made by an appraiser of recognized standing selected by the Investors and the Company or, if they cannot agree on an appraiser within twenty (20) days after the receipt of notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Investors and the Company. Either Investor may elect, either before or after an appraisal has been completed, to withdraw its offer to purchase New Securities, in which event any costs associated with the selection and retention of appraiser(s) shall be borne by the Investors. If the time for the closing of the purchase has expired but for the determination of the value of the purchase price, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

     2.2. Assignment. The right of the Investors to purchase any part of the New Securities may be assigned by the Investors to a third party who acquires at least 1,000,000 shares of Restricted Securities (as adjusted for stock splits and the like), provided that the Company receives written notice of such assignment.

     2.3. Termination of Participation Rights. The rights under Section 2 of this Agreement shall terminate and be of no further force or effect on the date of the closing of a firmly underwritten public offering on Form S-1 or Form SB-2 resulting in aggregate gross proceeds to the Company of at least $20,000,000, before deduction of underwriters commissions and expenses and reflecting a post-initial public offering valuation of the Company, on a pro forma basis, of at least $80.0 million (a "Qualified Public Offering").

                                  SECTION III.

                      Affirmative Covenants of the Company

     The Company hereby covenants and agrees as follows:

     3.1. Approval of Certain Transactions by Investors. The holders of 66 2/3% of the Shares, voting together as a class, will be required to approve:

     (a) the authorization or issuance of any senior or parity security, including without limitation additional shares of the Series A Preferred or the Series B Preferred, but excluding any shares of a series of Common Stock issued pursuant to the terms of Section 3.8(b) hereof;

     (b) the purchase, redemption or retirement of any parity or junior security,

     (c) the declaration or payment of dividends (other than stock dividends) on any junior security,

     (d) any amendment of the Certificate of Incorporation or Bylaws of the Company that adversely affects the rights, preferences, privileges or limitations of the Shares,

     (e) the entry by the Company into any Sale Transaction (as defined below), and

     (f) any issuance of employee stock options exercisable for the Company's capital stock that would result in outstanding employee stock options in excess of 20% of the Company's fully diluted equity (calculated as of the Closing
Date).

         A "Sale Transaction" means either: (i) the Company or a third-party acquiror consummates a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of to a single person or group of affiliated persons; (ii) the Company consolidates or merges into any other corporation or corporations in a transaction in which the Company is not the surviving company; (iii) the Company sells all or substantially all of its assets to a third party; or (iv) a liquidation, dissolution or winding-up of the Company occurs. Notwithstanding the forgoing, the Company will be permitted to enter into a Sale Transaction without the approval of the Shares if (i) the holders of the Shares receive in respect of such Sale Transaction cash consideration (or liquid securities) equal to at least three times the original purchase price of the Series B Preferred Stock (plus all dividends declared and unpaid on the Shares), (ii) the sale is not made to a "Competitor" of Communicade and (iii) the purchase price in the Sale Transaction is not less than fair market value, as determined in accordance with the appraisal procedures set forth in Section 2.1(f). A "Competitor" means (i) any advertising agency holding company or (ii) any advertising agency.

         The parties acknowledge that for purposes of the foregoing vote requirement that any Investor may vote the Shares owned by any other holder of the Shares pursuant to any proxy, voting agreement or similar agreement. Without limiting the generality of the foregoing, the parties acknowledge that Leap presently has the right to vote 160,573 Shares owned by various employees and directors of Benedetto, Gartland & Company, Inc.

     3.2. Financial Information. So long as any Investor owns at least 10% of the Shares issued to such Investor (or Conversion Shares in respect thereof) or Leap or Omnicom Group Inc. is required to file reports with the Commission, the Company will furnish to the Investors:

     (a) As soon as practicable after the end of each fiscal year, and in any event within sixty (60) days thereafter, audited financial statements, certified as true and correct by the chief financial officer of the Company, of the Company and its subsidiaries, if any, as of the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company and reasonably acceptable to the Investors (it being understood that each of Grant Thornton LLP and any "Big Five" accounting firm shall be acceptable to the Investors) and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investors to calculate their percentage equity ownership in the Company on a fully diluted basis; and

     (b) As soon as practicable, but in any event within twenty-five (25) days after the end of each of the first three (3) quarters of each fiscal year of the Company, interim financial statements, certified as true and correct by the chief financial officer of the Company, prepared in accordance with generally accepted accounting principles consistently applied as of the end of such fiscal quarter and a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto, all in sufficient detail as to permit the Investors to calculate their percentage equity ownership in the Company on a fully diluted basis.

     3.3. Financial Information Following a Public Offering. Following the Company's Initial Public Offering, the Company will deliver or make available to the Investors copies of the Company's 10-Ks, 10-Qs, 8-Ks and Annual Reports to shareholders promptly after such documents are filed with the Commission. The Company shall use its best efforts to make such information available to the Investors, and otherwise cooperate with the Investors to assure that such information is received by the Investors in a time frame which allows the Investors a reasonable opportunity to timely meet their filing obligations under the Securities Act and the Exchange Act (without giving effect to any potential extension periods that may be associated with such acts).

     3.4. Assignment of Rights to Financial Information. The rights granted pursuant to Section 3.2 may be assigned by the Investors to a third party who acquires at least 1,000,000 shares of Restricted Securities (as adjusted for stock splits and the like), provided that the Company receives written notice of such assignment.

     3.5. Insurance. The Company shall maintain life insurance policies in the amount of $5,000,000 on the life of Steven Haimowitz, M.D., $1,000,000 on the life of Matthew Caleb, M.D. and $1,000,000 on the life of Anton Konikoff naming the Company beneficiary and shall maintain directors and officers liability insurance under such terms as are reasonably acceptable to the Investor Directors.

     3.6. Definition of Investor. For purposes of determining the amount of shares held by an Investor, all entities affiliated with an Investor shall be treated as a single investor.

     3.7. Reserved Employee Shares. The Company has reserved 2,600,000 shares of Common Stock for issuance pursuant to options, warrants and other awards granted or issued (or to be granted or issued) under the Plan (of which 1,619,710 shares of Common Stock underlie currently issued options, warrants or other grants). Any options, warrants or other awards to purchase shares of capital stock of the Company issued or granted after the Closing Date shall only be issued with a purchase price or exercise price, as applicable, equal to the fair market value of such capital stock at the time of grant upon approval of a majority of the members of the Compensation Committee, unless approved by the member of the Compensation Committee designated by the Investors.

     3.8. Voting Rights Regarding Election of Directors.

     (a) Super Voting Right. As long as Leap or its permitted transferees (which shall include the members of Benedetto Gartland & Company, Inc. who received shares of Series A Preferred pursuant to the terms of the Series A Stock Purchase Agreement, dated March 1, 2000, between Leap and the Company) hold all 3,050,880 shares of Series A Preferred purchased presently owned by Leap, each share of Series A Preferred shall have the voting rights, with respect to the election of directors, equivalent to such number of shares of Common Stock as will guarantee that Leap, only for the purpose of electing directors, (i) shall have no less than 26% of the voting power of the outstanding capital stock of the Company and (ii) will be the single largest such voting shareholder (the "Super Voting Right"), until the earlier of (A) December 31, 2001, (B) the date on which the Company hereafter issues additional equity (not including any previous issuances) that in and of itself totals more than 25% of its then outstanding equity (after giving effect to such issuance) in any one transaction to a single person or entity (whether pursuant to one or more closings, as long as such closings are within thirty (30) days and then only if, upon and at the time of the occurrence of the final such closing the foregoing equity threshold is still satisfied), or (C) such date as Leap does not exercise or is deemed to have waived its right to exercise its right of participation in a subsequent offering of New Securities, in which event the Super Voting Right shall lapse (the "Termination Date"). Notwithstanding anything herein to the contrary, the issuance of equity securities pursuant to the Series B Agreement shall not trigger the lapse or termination of the Super Voting Right. This Super-Voting Right will be assignable by Leap to any transferee or purchaser of all of the Shares owned by Leap (whether pursuant to one or more closings, and, as adjusted), but if and only if such rights are reasonably necessary for the transferee not to be considered an Investment Company, as defined in the Investment Company Act of 1940, as amended, and if a majority of the Board of Directors approves such transfer, such approval not to be unreasonably withheld.

     (b) Company Option. The parties acknowledge that the issue and sale of the Series B Preferred to Communicate may have resulted in the termination of Leap's Super Voting Right under the terms of the Existing Investor's Rights Agreement. In consideration of the waiver of any such termination, Leap hereby grants the Company a put option to require Leap to purchase up to Eight Hundred Thousand (800,000) shares of Common Stock (the "New Common Stock") at an exercise price of One Dollar Twenty Five Cents ($1.25) per share for an aggregate purchase price (assuming the complete exercise thereof) of One Million Dollars ($1,000,000) (the "Option"). Both the number of shares and the exercise price of the Option shall be subject to adjustment for stock splits, stock combinations and the like. The Option will be exercisable by the Company at any time after January 1, 2001 and will terminate on the Termination Date (unless such termination was caused by Leap's failure to exercise its participation rights in a subsequent transaction, in which event the Option will expire on December 31st, 2001.) In the event the Company shall exercise the Option, the closing of the purchase and sale of the New Common Stock shall be held on a mutually acceptable date and time not later than fifteen (15) business days after Leap's receipt of notice of exercise of such Option. Leap shall make payment for any such shares at such closing against delivery of an appropriate certificate representing the shares and an opinion of counsel reasonably acceptable to Leap that the shares have been fully paid for, were duly authorized and issued and are free of any liens or encumbrances whatsoever. Any such shares of New Common Stock shall be subject to the terms and conditions contained in this Agreement and in the First Amended and Restated Stockholders' Agreement between the Company and the signatories thereto of even date, and shall be entitled to all of the rights and privileges and be subject to all of the obligations and limitations of those agreements, including without limitation, treatment of any such shares of New Common Stock as additional "Registrable Securities" under this Agreement.

     3.9. Election of Chief Medical Officer. Robert G. Tancredi, M.D. shall have the right to approve the Board of Director's election of the first Chief Medical Officer of the Company, such approval not to be unreasonably withheld.

     3.10. Notification of Issuance of Securities. As long as each Investor shall own at least one million (1,000,000) shares of Restricted Securities (as adjusted for stock splits and the like), the Company shall give such Investor notice of any discussions or negotiations that may reasonably lead to a transaction involving the issuance of New Securities and will advise the Investors of the status of the negotiations or discussions, subject to confidentiality requirements.

     3.11. Termination of Certain Covenants. The covenants set forth in this Section other than Section 3.3 hereof shall terminate on, and be of no further force or effect after, the date of closing of a Qualified Public Offering.

     3.12. Public Disclosures. The Company shall not disclose the Investors' names or identities as investors in the Company in any press release or other public announcement or any document or material filed with any governmental entity, without the prior written consent of such Investor (which consent will not be unreasonably withheld), unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure, the Company shall give written notice to the Investor describing in reasonable detail the proposed content of such disclosure and shall permit the Investor to review and comment upon the form and substance of such disclosure.

     3.13. Corporate Opportunities. (a) The Company recognizes that Communicade and Leap, their affiliates and the members of the Company's Board of Directors designated by them (each, a "Designee") (i) have participated, directly or indirectly, and will continue to participate in venture capital and other direct investments in, and other similar transactions with or involving, corporations, partnerships, joint ventures, limited liability companies and other entities (collectively, "Other Entities"), (ii) may have interests in, participate with or aid and maintain seats on the board of directors (or analogous bodies) of Other Entities, and (iii) may develop opportunities for Other Entities. Without limiting the foregoing, the Company further recognizes that the Designees (x) may be directors or employees of a management company for Communicade or Leap,
(y) may be directors or employees of Communicade, Leap or their Affiliates, or
(z) may be directors or advisors of Other Entities (collectively, the "Positions"). In such Positions, the Designees may encounter business opportunities that the Company or its affiliates may desire to pursue. The Company recognizes that such opportunities may include, but are not limited to, investing in entities, engaging investment banking firms or other underwriters for access to public and private securities markets, and obtaining investment funds from institutional and private investors or others.

     (b) Therefore, the Company agrees that the Designees shall have no obligation to present any such business opportunity to the Company before presenting and allowing time to develop such opportunity to any Other Entities, other than an opportunity presented to such Designees as a direct result of such Designees' positions as directors of the Company; provided, that the preceding shall in no way be deemed to permit a Designee to usurp a corporate opportunity solely for his or her personal benefit. Notwithstanding the preceding sentence, if an opportunity is separately or independently presented to and developed by any Other Entity, or by Communicade or its affiliates, such entity shall be free to pursue such opportunity even if a Designee learns of the opportunity in his or her capacity as a director of the Company.

     (c) The Company acknowledges that, in any such case, to the extent a court might hold that the conduct not inconsistent with paragraphs (a) and (b) is a breach of a duty to the Company, the Company hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Company may have for such activities. The waivers and agreements in this Agreement apply equally to activities conducted in the future and that have been conducted in the past.

                                   SECTION IV.

                                  Miscellaneous

     4.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York.


     4.2. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     4.3. Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by either Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant hereto shall be deemed to be the representations and warranties of the Company hereunder as of such date of such certificate or exhibit.

     4.4. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto (including without limitation any successor to the Company or any Investor by way of merger, consolidation or other business combination transaction involving the Company or any Investor).

     4.5. Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     4.6. Rights of Holders. Each holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

     4.7. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, at such Investor's address set forth on Exhibit A, or at such other address as either Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at its address set forth on the first page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors. If notice is provided by mail, notice shall be deemed to be given upon proper deposit with the United States mail.

     4.8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or any holder of any Shares under this Agreement shall impair any such right, power or remedy of the Company or such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any holder of any breach or default under this Agreement, or any waiver on the part of the Company or any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to the Company or any holder, shall be cumulative and not alternative.

     4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     4.10. Severability of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision and the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provisions; provided that no such severability will be effective against a party if it materially and adversely changes the economic benefits of this Agreement to such party.

     4.11. Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. This right is in addition to any remedy available at law or in equity.

     4.12. Termination of Existing Investor's Rights Agreement. It is the intention of the parties hereto that the terms and conditions of this Agreement amend, restate and supersede in all respects the terms and conditions set forth in the Existing Investor's Rights Agreement.

     4.13. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents as either may reasonably request in order to carry out the provisions or purposes of this Agreement.

     4.14. Certain Terms. Capitalized terms used herein but not defined will have the meanings assigned to such terms in the Series B Agreement.

     4.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     4.16. Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     4.17. Board Indemnification Agreements. On the date hereof, the Company has entered into one or more indemnification agreements (each, a "Board Indemnification Agreement") with the members of the Company's Board of Directors designated by Communicade and Leap. In the event Communicade or Leap shall designate replacements to such directors subsequent to the date hereof in accordance with Section 1.4 of the Stockholders' Agreement, the Company shall enter into Board Indemnification Agreements on the same terms with such replacement directors upon their request.

HEALTHOLOGY, INC.                          SERIES A INVESTOR:


By:/s/ Steven M. Haimowitz, MD             LE@P TECHNOLOGY, INC.CORPORATION
   -------------------------------------
   Steven M. Haimowitz, MD
   President and Chief Executive Officer


                                       By:/s/ Robert G. Tancredi, MD
                                          -------------------------------------
                                          Robert G. Tancredi, MD
                                          President and Chief Executive Officer








                                           SERIES B INVESTOR:


                                           COMMUNICADE, INC.



                                       By:/s/ Jerry A. Neumann
                                          --------------------------------------
                                          Jerry A. Neumann
                                          Vice President










                [SIGNATURE PAGE TO THE INVESTOR RIGHTS AGREEMENT]

                                    EXHIBIT A

                                INVESTOR SCHEDULE


Name                                           No. of Shares of
                                               Preferred Stock

Le@p Technology, Inc.                          3,050,880 (Series A)
5601 North Dixie Highway
Suite 411
Fort Lauderdale, FL 33334
Attention: Robert G. Tancredi, M.D.

with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention:  Stuart Rosow, Esq.


Communicade, Inc.
437 Madison Avenue                             6,000,000 (Series B)
New York, NY 10022